Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-12073, 333-109836, 333-110476, 333-118495) and in the Registration Statements on Form S-8 (Nos. 333-48611, 333-68407, 333-95033, and 333-102327) of Nu Skin Enterprises, Inc. of our report dated March 15, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ Pricewaterhouse Coopers
PricewaterhouseCoopers LLP
Salt Lake City, UT
March 15, 2005